United States
Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2004

Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan
(Exact name of registrant as specified in its charter)

Not Applicable	0-8707	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

75 East 1700 South Provo, Utah 84606
(Address of principal executive offices) (Zip Code)

(801) 342-4300
(Registrant’s telephone number, including area code)

The Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan hereby amends Items 4 and 7 of its Current Report on Form 8-K (Date of Report: May 27, 2004) in their entirety to read as follows:

Item 4.  Changes in Registrant’s Certifying Accountant.

On May 27, 2004, the Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan (the “Plan”) dismissed Grant Thornton LLP (“Grant Thornton”) as its independent accountants.  The Plan engaged Tanner + Co. to serve as the Plan’s independent accountants, effective as of such date.  The dismissal of Grant Thornton and hiring of Tanner + Co. were recommended and approved by the Nature’s Sunshine Products, Inc. 401(k) Administration Committee.

Grant Thornton’s audit reports on the Plan’s financial statements as of and for the years ended December 31, 2001 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2002 and through May 27, 2004, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its audit reports on the Plan’s financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Plan provided Grant Thornton with a copy of the foregoing disclosures and requested that Grant Thornton furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agrees with the above statements.  Attached as Exhibit 16.1 is a copy of Grant Thornton’s letter, dated June 8, 2004, stating its agreement with such statements.

During the years ended December 31, 2001 and 2002, the Plan did not consult Tanner + Co. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Item 7.  Financial Statements and Exhibits.

(c)                                  The following exhibit is being filed herewith:

16.1	Letter from Grant Thornton to the Securities and Exchange Commission dated June 8, 2004 regarding change in Plan’s independent auditor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

June 17, 2004	Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan

	By:	Nature’s Sunshine Products, Inc. as Plan Sponsor of the foregoing Plan

/s/ Craig D. Huff
	Name:	Craig D. Huff
	Title:	Chief Financial Officer and Secretary

EXHIBIT INDEX

Number	Exhibit

16.1	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated June 8, 2004 regarding change in Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan’s independent auditor.